Exhibit 24
POWER OF ATTORNEY
     KNOW ALL BY THESE PRESENTS, that each director whose signature appears below constitutes and appoints Kristen N.A. Holovnia and Amy M. Jensen, and each of them severally, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-8, and any and all amendments (including post-effective amendments or any Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended) thereto, for the registration of an additional 39,500,000 shares of MoneyGram International, Inc. common stock for awards under the MoneyGram International, Inc. 2005 Omnibus Incentive Plan, as amended,, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

/s/ Thomas M. Hagerty Thomas M. Hagerty	May 26, 2009

/s/ Jess T. Hay Jess T. Hay	May 26, 2009

/s/ Scott L. Jaeckel Scott L. Jaeckel	May 26, 2009

/s/ Seth W. Lawry Seth W. Lawry	May 26, 2009

/s/ Othón Ruiz Montemayor Othón Ruiz Montemayor	May 26, 2009

/s/ Pamela H. Patsley Pamela H. Patsley	May 29, 2009

/s/ Ganesh B. Rao Ganesh B. Rao	May 28, 2009

/s/ Anthony P. Ryan Anthony P. Ryan	May 28, 2009

/s/ Albert M. Teplin Albert M. Teplin	May 26, 2009